July 18, 2012

Filed under Rule 433

Registration Statement No. 333-181596

Jefferies Group, Inc. Notes Due Nine Months or More From Date of Issue Jefferies Group, Inc. Issuer Summary Jefferies Jefferies, the global investment banking firm focused on serving clients for 50 years, is a leader in providing insight, expertise and execution to investors, companies and governments. The firm provides a full range of investment banking, sales, trading, research and strategy across the spectrum of equities, fixed income, foreign exchange, futures and commodities, and also select asset and wealth management strategies, in the Americas, Europe and Asia. Senior Unsecured Debt Ratings Moody’s Investors Service Baa2 Stable Standard & Poor’s BBB Negative Fitch BBB Stable A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at anytime by the assigning rating organization. No person is obligated to maintain any rating on the notes, and, accordingly, Jefferies cannot assure you that the ratings assigned to the notes will not be lowered or withdrawn by the assigning rating organization at any time thereafter. Important Notice Jefferies Group, Inc. has filed a registration statement relating to the Notes with the U.S. Securities and Exchange Commission (the “SEC”). A prospectus supplement relating to the Notes, together with the accompanying prospectus and the applicable pricing supplement (collectively, the “Prospectus”), is a part of that registration statement, which includes additional information. Before you invest in any Notes, you should read the Prospectus and the other documents that Jefferies Group, Inc. has filed with the SEC for more complete information about Jefferies Group, Inc. You may get these documents for free by visiting EDGAR on the SECs website at www.sec.gov. Jefferies & Company, Inc. or any dealer participating in the relevant offering will arrange to send you the prospectus, the prospectus supplement and the relevant preliminary pricing supplement at no charge if you request it by calling 877-877-0696. About Jefferies Jefferies specializes in helping companies and their investors reach their full potential. The firm offers research and execution services in equity, fixed income, currency and commodities markets, and a full range of investment banking services with all businesses operating across the Americas, Europe and Asia. Core Businesses Investment Banking - Jefferies offers its clients a full range of financial advisory services, as well as equity, debt and equity-linked capital raising services in the U.S., Europe, Asia and Latin America. Sales & Trading - Jefferies provides investors trade execution and liquidity in the global markets, trading equity, convertible, high yield, investment grade, and other fixed income instruments. The firm also offers top-tier private client, prime brokerage, securities finance and NYSE floor brokerage services. Additionally, Jefferies provides brokerage and clearing services in listed derivatives on major futures and options exchanges around the world, exchange-traded futures and options and commodities and over-the- counter products, including precious and base metals and foreign exchange. Research - Jefferies provides investment ideas in equity, high yield, convertible and investment grade fixed income securities. Areas of coverage include aerospace & defense, clean technology, consumer, energy, financial services, gaming, lodging & leisure, healthcare, industrials, maritime, media & entertainment, real estate, technology, telecommunications and utilities. Asset Management - Jefferies provides investment management services to several private investment funds, separate accounts and mutual funds. Products managed by Jefferies include equities, fixed income securities, convertible securities and commodities. Wealth Management - Jefferies financial advisors create customized strategies to fulfill client objectives through objectivity and customer focus. They focus on serving smaller institutions, family offices and high net worth individuals. Filed pursuant to Rule 433 Registration Statement No. 333-181596

Key Risks You should read the Prospectus, which contains material terms and key risks related to the Notes, before investing. Factors to consider before investing in the Notes include: In the absence of an active trading market for the Notes, you may not be able to resell them. If Jefferies Group, Inc. redeems the Notes before maturity, you may be unable to reinvest the proceeds at the same or a higher rate of return. The Notes will be effectively subordinated to liabilities of Jefferies Group, Inc.’s subsidiaries. Changes in Jefferies Group, Inc.’s credit ratings may affect the trading value of the Notes. Any Survivor’s Option may be limited in amount and time. Conflicts of Interest: Jefferies & Company, Inc., Jefferies Group, Inc.’s broker-dealer subsidiary, is a member of FINRA. It will be a purchasing agent and will participate in the distribution of the Notes in the offering. Jefferies & Company, Inc. will not confirm sales of the Notes to any account over which it exercises discretionary authority without the prior written specific approval of the customer.